LCNB Corp. and Subsidiaries

Financial Highlights

(Dollars in thousands, except per share amounts)

Condensed Income Statement	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Interest income	$8,659	8,464	17,266	17,079
Interest expense	2,526	3,284	5,254	6,915
Net interest income	6,133	5,180	12,012	10,164
Provision for loan losses	208	51	306	134
Net interest income after provision	5,925	5,129	11,706	10,030
Non-interest income	2,211	2,164	4,341	4,227
Non-interest expense	5,767	5,002	11,684	10,047
Income before income taxes	2,369	2,291	4,363	4,210
Provision for income taxes	529	593	960	1,068
Net income	1,840	1,698	3,403	3,142
Preferred stock dividends and discount accretion	206	-	308	-
Net income available to common shareholders	$1,634	1,698	3,095	3,142

Dividends per common share	$0.16	0.16	0.32	0.32
Basic earnings per common share	$0.24	0.25	0.46	0.47
Diluted earnings per common share	$0.24	0.25	0.46	0.47
Average basic shares outstanding	6,687,232	6,687,232	6,687,232	6,687,232
Average diluted shares outstanding	6,693,084	6,687,232	6,687,232	6,687,232

Selected Financial Ratios
Return on average assets	1.03%	1.08%	0.98%	1.02%
Return on average equity	9.64%	11.71%	9.07%	10.91%
Dividend payout ratio	66.67%	64.00%	69.57%	68.09%
Net interest margin (tax equivalent)	3.97%	3.75%	3.95%	3.77%

Selected Balance Sheet Items	June 30, 2009	December 31, 2008
Investment securities	$194,440	139,272

Loans	454,551	453,811
Less allowance for loan losses	2,600	2,468
Net loans	451,951	451,343

Total assets	716,208	649,731
Total deposits	614,988	577,622
Short-term borrowings	1,087	2,206
Long-term debt	19,656	5,000
Total shareholders’ equity	76,082	58,116

Shares outstanding at period end	6,687,232	6,687,232

Book value per share	$9.37	8.69
Equity to assets ratio	10.62%	8.94%

Assets Under Management
LCNB Corp. total assets	$716,208	649,731
Trust and investments (fair value)	177,482	174,775
Mortgage loans serviced	57,027	37,783
Business cash management	27,783	39,979
Brokerage accounts (fair value)	61,755	53,633
Total assets managed	$1,040,255	955,901